Exhibit 21.1

Cactus, Inc.

Subsidiaries

December 31, 2019

State or Country
Subsidiary	of Incorporation

Cactus Wellhead, LLC	Delaware
Cactus Wellhead (Suzhou) Pressure Control Co., Ltd.	China
Cactus Wellhead Australia Pty, Ltd	Australia